                                                                 EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") by and between INFOCURE CORPORATION, a Delaware corporation ("Company") and JAMES A. COCHRAN ("Executive") is hereby entered into as of the second (2nd) day of August, 1999 (the "Effective Date").

         WHEREAS, Company is engaged in the business of providing practice management software products and related services that address the needs of health care providers to manage and communicate administrative, practice management and clinical applications designed to meet the information requirements of the vast majority of medical specialties and office-based health care practices in the United States (the "Business"); and

         WHEREAS, Executive desires to be employed by Company and Company desires to employ, and assure itself of the continued services of, Executive on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

         1.       Employment and Duties.

                  A. Company shall employ Executive as Chief Financial Officer during the term of his employment as set forth in this Agreement and Executive hereby accepts such employment. Executive shall report to the President and Board of Directors of Company and shall have duties and responsibilities as set forth on EXHIBIT A and/or as may be assigned, from time to time, by the President and Board of Directors of Company (the "Duties").

                  B. The Executive shall devote approximately forty (40) hours per week to the performance of his duties hereunder. Neither the foregoing nor any other provision of this Agreement is intended or shall be construed as preventing Executive from devoting his time and effort to charitable, community activities and other business non-competitive to the Business, substantially to the same extent as he has devoted time and effort prior to the date of this Agreement provided that such involvement with such activities does not materially interfere with the performance of his duties under this Agreement.

         2.       Compensation.

                  A. Base Salary. During the Term (as defined below), Company shall pay to Executive a base salary ("Base Salary") of One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) per year, payable in arrears in accordance with the Company's standard payroll practices for senior executives (but in no event less frequently than in equal semi-monthly payments). In the event of Disability (as defined in Section 4.B. herein), the payment of such Base Salary shall be reduced by an amount equal to any disability payments paid to the Executive from a disability program sponsored by the Company.

                  B. Incentive Compensation Program. From time to time, the Company's Board of Directors may, in its sole and absolute discretion, establish an incentive compensation program based on the achievement of certain revenue and/or profit goals and/or other goals. During the Term of this Agreement, in addition to his Base Salary as provided in Section 2.A., the Executive may be entitled to receive incentive compensation pursuant to such program. Upon the establishment of such incentive compensation program, the parties shall enter into an agreement setting forth the terms of such program and the Executive's eligibility to participate therein, which agreement shall be attached hereto as EXHIBIT B and which shall constitute a part of this Agreement.

                  C. Other Compensation. During the term of this Agreement, in addition to the Base Salary as provided in Section 2.A. or Incentive Compensation as provided in Section 2.B. above, Executive shall receive other compensation, as described in EXHIBIT C which is attached hereto and shall constitute a part of this Agreement.

                  D. Employee Benefit Programs. Executive shall be eligible to participate in all employee benefit programs generally available to senior executive officer of the Company; including health, life, disability and other insurance programs; employee stock option and bonus plans generally made available to employees of Executive's employment status; now or hereafter made available, subject to the terms and conditions of such programs, including eligibility. It is understood that Company reserves the right to modify and rescind any program or adopt new programs in its sole discretion. Company may, in its sole discretion, maintain key man life insurance on the life of Executive and designate Company as the beneficiary. Executive agrees to execute any documents necessary to effect such policy.

                  E. Vacation. Executive shall accrue four (4) weeks of vacation during each calendar year during the term of this Agreement (with such vacation time pro-rated for 1999). Vacation time shall be taken at such time as not to materially interfere with the Business of Company and must be pre-approved by Company. Vacation time may not be carried forward from one (1) calendar year to another.

                  F. Automobile Allowance. Executive shall be entitled to receive an automobile allowance of One Thousand and No/100 Dollars ($1,000.00) per month to cover the costs associated with an automobile (including lease, insurance and maintenance expense) and shall be entitled to reimbursement of operating costs when operated for business purposes. The automobile allowance shall be payable semi-monthly.

                  G. Business Expenses. Executive shall be entitled to an expense allowance of Five Hundred and No/100 Dollars ($500.00) per month under a nonaccountable plan (as defined in Treas. Reg. ss. 1.62-2(c)(3)), and shall be included in the Executive's income. Additionally, Executive shall be entitled to be reimbursed for reasonable business expenses incurred by him in connection with his services hereunder in accordance with the Company's policies and procedures for its senior executives under an accountable plan (as defined in Treas. Reg. ss. 1.62-2(c)(2)).

         3. Term. The term of employment of Executive under this Agreement shall be for a period of three (3) years (the "Term") commencing on the date hereof and ending on the third (3rd) anniversary thereof, subject to earlier termination as provided in Section 4.


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         4.       Early Termination.

                  A.       For Cause.

                           (i)      Notwithstanding the foregoing, Company may
terminate the employment of Executive "for cause" (as hereinafter defined) at any time upon written notice effective immediately. For purposes of this Agreement, "Cause" shall mean that, prior to any termination pursuant to this
Section 4.A., Executive shall have committed:

                                    (1)      An intentional act or acts of
fraud, embezzlement or theft constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment for Executive at the expense of the Company; or

                                    (2)      The continued, repeated,
intentional and willful refusal to perform the duties associated with Executive's position with the Company, which is not cured within thirty (30) days following written notice to Executive.

For purposes of this Agreement, no act or failure to act on the part of Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                           (ii)     Upon termination of Executive's employment
for cause, Company shall have no further obligation to pay any compensation to Executive for periods after the effective date of the termination for cause, except for Base Salary which accrued as of the termination date. In addition, the right to exercise any vested stock option shall terminate on the thirtieth
(30th) day following the effective date of the termination of employment for cause.

                  B.       Termination Upon Death or Total and Permanent
Disability.

                           (i)      The employment of Executive shall terminate
upon his death or, ten (10) business days after written notice by Company of termination, upon or during the continuance of the Total and Permanent Disability (as hereinafter defined) of Executive.

                           (ii)     Upon termination upon death or upon or
during Executive's Total and Permanent Disability, Company shall have no further obligation to pay any compensation for periods after the effective date of such termination, except for Base Salary which accrued as of the termination date. The term "Total and Permanent Disability" means the suffering by Executive of a Disability for a continuous period in excess of one hundred eighty (180) days, unless extended in writing by Company. A Total and Permanent Disability shall be deemed to commence upon the expiration of such one hundred eighty (180) day period.

                           (iii)    For purposes hereof, the terms "Disabled" or
"Disability" shall mean the suffering by Executive of a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders Executive incapable of continuing each and every one of his or her usual and customary duties in an efficient manner as an employee of Company, as determined by the Board of Directors. No Disability shall be deemed to exist until Executive


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shall be unable to perform such duties hereunder for seven (7) consecutive days, and after such Disability continues for seven (7) consecutive days, then the same shall be deemed to have existed from the first (1st) day of such Disability. At the end of any Disability (other than a Disability that results in a Total and Permanent Disability as defined below), Executive shall return to work, and this Agreement shall continue as though such Disability had not occurred.

         If Executive desires to return to work at the end of any Disability, but there is a dispute as to whether Executive is able to perform his or her duties hereunder or if there is a dispute as to whether Executive is Disabled or has suffered a Total and Permanent Disability, the issue shall be submitted to a Board of Arbiters consisting of three persons: one physician who specializes in the physical or mental condition which resulted in the Disability (hereinafter referred to as a "Specialist") shall be appointed on behalf of Company by the Board of Directors of Company (with Executive having no vote on this question); the second Specialist shall be appointed by Executive; and a third Specialist shall be appointed by the two Specialists so appointed. If a majority of the Specialists determine that Executive is able to perform his or her duties hereunder on a full-time basis, Executive shall be permitted to return to work under the provisions hereof. Executive agrees to submit medical records requested and to submit to such examination and testing requested by such physician.

                  C. Change in Control. In the event of a Change in Control (as hereinafter defined) of Company, and Executive elects, in his sole discretion, to terminate his employment hereunder as of a date within six (6) months after the Change in Control, Executive shall give Company two (2) weeks prior written notice of such termination and Executive shall be entitled to receive, and Company shall pay, on the date of the termination of employment an amount equal to three (3) times Executive's then Base Salary.

         The term "Change in Control" means:

                           (i)      The acquisition by any person, entity or
"group" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("34 Act") (excluding, for this purpose, Company, any of subsidiaries, or any employee benefit plan of Company or any of its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 34 Act) of more than fifty percent (50%) of either the then outstanding shares of common stock of Company or of the combined voting power of Company's then outstanding voting securities entitled to vote generally in the election of directors;

                           (ii)     Individuals who, as of the date hereof,
constitute the board of directors of Company ("Incumbent Board") cease for any reason to constitute at least a majority of the board of directors, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board; or

                           (iii)    Approval of the shareholders of Company of
a merger, consolidation or other reorganization in each case, with respect to which persons who were the shareholders of Company and optionees immediately prior to such merger, consolidation or other


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reorganization, immediately thereafter, do not own more than fifty percent
(50%) of the combined voting power entitled to vote generally in the election of directors of the merged, consolidated or reorganized Company's then outstanding voting securities, or of the sale of all or substantially all of the assets of Company; provided, however, in such event the Change in Control will be deemed to have occurred immediately prior to the merger, consolidation or other reorganization.

         Notwithstanding anything to the contrary contained in this Agreement, in the event of a change (herein a "Change") in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as such phrases are interpreted under Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code")), a licensed certified public accountant (herein the "Selected Accountant") shall be selected by the Company and the Executive for the purpose of making a determination as to whether the Executive shall have any liability for a tax under Code ss. 4999 due to such "Change." If the Selected Accountant shall determine that the aggregate payments made to the Executive pursuant to this Agreement and any other payments to the Executive from the Company which constitute "parachute payments" (as defined in Code ss. 280G(b)(2)(A)) would be subject to the excise tax under Code ss. 4999 (collectively the "aggregate payments"), then the Executive shall be entitled to receive an additional payment (herein the "Gross-Up Payment") in an amount determined by the Selected Accountant such that after payment by the Executive of all taxes (including any federal or state income taxes and Code ss. 4999 excise tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Code ss. 4999 excise tax imposed upon the aggregate payments. If the Selected Accountant shall determine that no Code ss. 4999 excise tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Code ss. 4999 excise tax on the Executive's federal income tax return. All fees and disbursements of the Selected Accountant shall be paid by the Company.

         If the Executive is subsequently required by any governmental agency to make a payment of any Code ss. 4999 excise tax (and a payment of any interest or penalties with respect thereto), then the Selected Accountant shall determine the amount of such payments and any such payments shall be promptly paid by the Company to or for the benefit of the Executive. The Executive shall notify the Company in writing within fifteen (15) days of any claim by a governmental agency that, if successful, would require the payment by the Company of a Gross-Up Payment under the foregoing provisions of this Agreement. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by the preceding sentences, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive


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harmless, on an after-tax basis, for any Code ss. 4999 excise tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Code ss. 4999 excise tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance. If after the receipt by the Executive of an amount advanced by the Company pursuant to the previous sentences, the Executive becomes entitled to receive any refund with respect to such amount paid, the Executive shall within ten (10) days pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

                  D. Termination by Company Without Cause. In the event either (i) Company terminates the employment of the Executive, except for cause, prior to the expiration of term of this Agreement as set forth in
Section 3. hereof or (ii) Executive terminates the employment after a Constructive Discharge (as defined below), Company shall pay Executive, as its sole and exclusive liability hereunder, an amount equal to thirty-six (36) months of the Executive's then current monthly base salary. Payment shall be made within five (5) days of such termination.

         For purposes of this Agreement, "Constructive Discharge" shall mean any of the events set forth below which are not cured within fifteen (15) days following written notice thereof by Executive to Company:

                           (i)      Any material reduction in Base Salary;

                           (ii)     A material reduction in Executive's job
function, duties or responsibilities, or a similar change in Executive's reporting relationships;

                           (iii)    A required relocation of Executive of more
than one hundred (100) miles from Executive's current job location;

                           (iv)     Any material breach of any of the terms of
this Agreement by the Company; or

                           (v)      Any failure by the Company to grant to
Executive not later than August 20, 1999 stock options in the amount and on terms set forth on EXHIBIT C.

provided, however, that the term "Constructive Discharge" shall not include a specific event described in the preceding clause (i), (ii), (iii) or (iv) unless Executive actually terminates his employment with the Company within sixty (60) days after the occurrence of such event.

         5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (i) for Executive to find reasonably comparable employment following the date of termination and (ii) to measure the amount of damages which Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the termination compensation by the Company to Executive in accordance with the terms of this


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Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

         6.       Confidential Information.

                  A. Company may disclose to Executive certain Confidential Information (defined below). Executive acknowledges and agrees that Company has a reasonable, competitive business interest in the Confidential Information and the Confidential Information is the sole and exclusive property of Company (or a third party providing such information to Company) and that Company or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, moral right or other property right. Executive acknowledges and agrees that the disclosure of the Confidential Information to Executive does not confer upon Executive any license, interest or rights of any kind in or to the Confidential Information. Executive may use the Confidential Information solely for the benefit of Company while Executive is employed by Company. Except in the performance of services for Company, Executive shall hold in confidence and not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Confidential Information or any portion thereof. Executive agrees to return to Company, upon request by Company, the Confidential Information and all materials relating thereto.

                  B. Executive acknowledges that his obligations with regard to the Confidential Information shall remain in effect while Executive is engaged by Company and for a period of two (2) years thereafter.

         "Confidential Information" shall mean any confidential or proprietary information possessed by Seller or relating to its business, including, without limitation, any confidential "know-how", trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans; provided, however, that Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source that is not bound by a confidential relationship with Company or by a confidentiality or other similar agreement; (iii) was known to Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Executive by Company or one of Company's or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide Company with prompt notice


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of such requirement so that Company may seek an appropriate protective order prior to any such required disclosure by Executive. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, employees and independent contractors and the terms and conditions of this Agreement.

         7.       Non-Solicitation.

                  A. Customers. During Executive's employment with Company and for a period of twenty-four (24) months thereafter (the "Restricted Period"), Executive shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise ("Other Entity"), solicit, contact, call upon, communicate with or attempt to communicate with any customer of Company, or any representative of any customer of Company, with a view to providing products and/or services in the Business of Company provided that the restrictions set forth in this
Section 7.A. shall apply only to customers of Company, or representatives of customers of Company, with which Company had contact during the two (2) year period immediately preceding termination of his employment with Company (or shorter period if Executive has not then been engaged by Company for two (2) years).


                  B. Employees/Independent Contractors. During the Restricted Period, Executive shall not, on his own behalf or on behalf of any Other Entity, recruit or hire, or attempt to recruit or hire, any employees or independent contractors of Company who were employed or engaged by Company, as the case may be, during the one (1) year period prior to the termination of his employment with Company (or shorter period if Executive has not then been engaged by Company for one (1) year).

         8. Non-Competition. During the Restricted Period, Executive shall not on his own behalf or on behalf of any Other Entity, perform the duties and services Executive performs for Company for, or own a material financial interest in, any Other Entity that is competitive with the business of the Company or any of its subsidiaries (as such business is conducted on the first (1st) day of the Restricted Period) within the United States (the "Territory"). The ownership of an interest constituting not more than five percent (5%) of the outstanding debt or equity in a corporation, the shares of which are traded on a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company or any of its subsidiaries, shall not be deemed a material financial interest in a competitor.

         9. Acknowledgment. The parties hereto agree that: (i) the Restricted Period and Territory contained in this Agreement are reasonably necessary for the protection of Company's legitimate business interests and that the Territory is the area in which Executive shall perform (or currently perform) services for Company; (ii) by having access to information concerning employees, independent contractors and customers of Company, Executive shall obtain a competitive advantage as to such parties; (iii) Executive's covenants and agreements contained in this Agreement are reasonably necessary to protect the interests of Company in whose favor said covenants and agreements are imposed in light of the nature of Company's Business and Executive's involvement in such Business; (iv) the restrictions imposed by this Agreement are


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not greater than are necessary for the protection of Company in light of the substantial harm that Company shall suffer should Executive breach any of the provisions of said covenants or agreements and (v) Executive's covenants and agreements contained in this Agreement form material consideration for this Agreement, the Acquisition Agreement and Executive's employment by Company.

         10. Remedy for Breach. Executive agrees that the remedies at law of Company for any actual or threatened breach by Executive of the covenants contained in Sections 6. through 8. of this Agreement would be inadequate and that Company shall be entitled to specific performance of the covenants in such paragraphs, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of such paragraphs, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses (including attorney's fees) which Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants contained in Sections 6. through 8. of this Agreement shall be construed as agreements independent of any other provision of this or any other agreement between the parties hereto, and that the existence of any claim or cause of action by Executive against Company, whether predicated upon this or any other agreement, shall not constitute a defense to the enforcement by Company of said covenants.

         11. No Prior Agreements. Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive's employment by Company and the performance of Executive's duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

         12. Assignment; Binding Effect. Executive understands that Executive has been selected for employment by Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 13. below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         13. Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between Company and Executive. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.


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         14.      Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

                  To Company:                        InfoCure Corporation
                                                     Corporate Headquarters
                                                     1765 The Exchange
                                                     Suite 450
                                                     Atlanta, Georgia 30339
                                                     Attention:  Frederick L. Fine


                  With a copy to:                    Morris, Manning & Martin, L.L.P.
                                                     1600 Atlanta Financial Center
                                                     3343 Peachtree Road, N.E.
                                                     Atlanta, Georgia 30326
                                                     Attention: Richard L. Haury, Jr., Esq.

                  To Executive:                      James A. Cochran
                                                     2552 Berwick Walk
                                                     Snellville, Georgia 30078


Notice shall be deemed given and effective three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

         15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This Agreement shall be enforced separately and independently of any other agreement involving the parties hereto. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         16. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Georgia.

         17. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute, but one and the same instrument.


                    [SIGNATURES BEGIN ON THE FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 2nd day of August, 1999.

                                    COMPANY:

                                    InfoCure Corporation




                                    By:  /s/ Richard E. Perlman
                                        ----------------------------------------
                                    Its:     Chairman
                                        ----------------------------------------


                                    EXECUTIVE:


                                     /s/ James A. Cochran
                                    -----------------------------------(SEAL)
                                    James A. Cochran




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                                   EXHIBIT A

                            TO EMPLOYMENT AGREEMENT

                              Duties of Executive


OVERALL RESPONSIBILITY:

         This is the top corporate financial job, with responsibility for formulating financial policy and plans. Responsible for providing overall direction for the accounting, tax, insurance, budget, credit and treasury functions. Directs activities associated with the security and investment of the Company's assets and funds, and ensures that financial transactions, policies and procedures meet corporate short and long-term objectives, and regulatory body requirements.





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                                   EXHIBIT B

                            TO EMPLOYMENT AGREEMENT

                             Incentive Compensation


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                                   EXHIBIT C

                            TO EMPLOYMENT AGREEMENT


         A non-qualified option to purchase two hundred seventy-six thousand one hundred twenty (276,120) shares of Company's common stock at an exercise price of $16.75 per share, vesting in equal annual amounts over four (4) years from the date of grant, and an incentive stock option to purchase twenty-three thousand eight hundred eighty (23,880) shares of Company's common stock at an exercise price of $16.75 per share, vesting in equal annual amounts over four
(4) years from the date of grant.


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